                      CITY NATIONAL BANCSHARES CORPORATION
                                900 Broad Street
                            Newark, New Jersey 07102

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      to be held on Thursday, May 22, 1997


Notice is hereby given that the Annual Meeting (the "Meeting") of Stockholders of City National Bancshares Corporation (the "Corporation") will be held at City National Bank of New Jersey (the "Bank"), located at 900 Broad Street, Newark, New Jersey, on Thursday, May 22, 1997, at 6:00 p.m. for the purpose of considering and voting upon the following matters:

(1) The election of three directors named in the accompanying Proxy Statement to serve as directors until their successors are elected and qualified

(2) To consider  and vote upon a proposal  to amend the  Company's
    Articles  of   Incorporation  to  authorize  a  new  class  of
    non-voting Class A common stock, $.01 par value share

(3) Ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending December 31, 1997

(4) Such other business as shall properly come before the Meeting, or any adjournments thereof.
Stockholders of record at the close of business on April 16, 1997 are entitled to notice of and to vote at the meeting. Each share of such stock is entitled to one vote. Whether or not you will attend the Meeting, it is suggested that you execute and return the enclosed proxy to the Corporation. You may revoke your proxy at any time prior to the exercise of the proxy by delivering to the Corporation a later dated proxy or by delivering a written notice of revocation to the Corporation prior to or at the meeting.

For a period of 10 days prior to the meeting, a stockholders' list will be kept at the Corporation's principal office and shall be available for inspection by stockholders during normal business hours. A stockholder list shall be present and available for inspection at the Meeting.

The Corporation's Proxy Statement and its 1996 Annual Report to Stockholders accompany this Notice.

                       By order of the Board of Directors



                                                     Lemar C. Whigham
Newark, New Jersey                                   Secretary
April 21, 1997

                                 PROXY STATEMENT
                      CITY NATIONAL BANCSHARES CORPORATION
                                900 Broad Street
                                Newark, NJ 07102

                             SOLICITATION OF PROXIES

The accompanying proxy is solicited by and on behalf of the Board of Directors of City National Bancshares Corporation (the "Corporation") for use at the Annual Meeting (the "Meeting") of Stockholders to be held on Thursday, May 22, 1997, at 6:00 p.m., at City National Bank of New Jersey, located at 900 Broad Street, Newark, New Jersey or at any adjournment thereof.

Voting and revocability of proxy
A form of proxy is enclosed for use at the meeting if a stockholder is unable to attend in person. Each proxy may be revoked at any time before its exercise by giving written notice to the Secretary of the Corporation. A subsequently dated proxy will, if properly presented, revoke a prior proxy. Any stockholder may attend the meeting and vote in person whether or not a proxy has previously been turned in. Where a choice or abstention is specified in the form of proxy with respect to a matter being voted upon, the shares represented by proxy will be voted in accordance with such specification. If a proxy is signed but no specification is given, the shares will be voted for the director nominees named herein and in favor of the proposals set forth in the Notice of Annual Meeting of Stockholders.

Only holders of record of the Corporation's common stock at the close of business on April 16, 1997 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote, 114,141 shares of common stock, each of which is entitled to one vote. A majority of the outstanding shares of common stock will constitute a quorum for the purposes of the Meeting.

For purposes of counting votes, abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of this proposal by the stockholders. If a broker or nominee indicates that it does not have discretionary authority to vote on this Proposal as to certain shares, those shares will be counted for general quorum purposes but will not be considered as present and entitled to vote with respect to this proposal.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information with respect to each person known to the Corporation, to be a beneficial owner of more than five percent of the Corporation's common stock as of March 15, 1997.

Name and Address of            Number of                     Percentage of Total
Beneficial Owner               Shares                         Shares Outstanding
--------------------------------------------------------------------------------

Louis E. Prezeau              11,363(1)                           9.96%
85-27 Edgerton Blvd.
Jamaica Estates, NY 11432

Lemar C. Whigham               9,122(2)                           7.99
34 Mountain Way
West Orange, NJ 07052

Carolyn Whigham                8,485                              7.43
580 Martin Luther King Blvd.
Newark, NJ  07102

Eugene Giscombe                7,100                              6.22
1825 Park Avenue
New York, NY 10035

United Negro College Fund, Inc.6,800                              5.96
500 East 62nd Street
New York, NY 10021

(1) Includes 603 shares held by his sons, 40 shares held by his daughter and 100 shares held by his wife.
(2)  Includes 940 shares held by his wife.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS
The Board of Directors of the Corporation is divided into three classes of approximately equal size. Directors are elected for three-year terms on a staggered basis, so that the term of office of one class will expire each year at the Annual Meeting of Stockholders when a successor is elected and qualified and the terms of office of the other classes will extend for additional periods of one and two years, respectively.

Vote Required
The affirmative vote of the holders of a plurality of the shares of common stock of the Corporation, present in person or by proxy, and entitled to vote at the Meeting is required to elect the directors.

Stockholders will elect one director at the Meeting. Mr. Ewing will be elected to serve until the 2000 Annual Meeting of Stockholders. It is intended that the proxies will be voted for the aforementioned nominee, or if the nominee is unable or declines to serve as director at the time of election, for any substitute nominee selected by the Board of Directors of the Corporation. The Board has no reason to believe that the nominee will be unable or unwilling to serve if elected.

Information is presented below as of March 15, 1997, as to age, business experience, the number of shares of City National Bancshares Corporation beneficially owned and the period during which each director has served on the Board of City National Bancshares Corporation and City National Bank of New Jersey (the "Bank") as well as the number of shares of such common stock beneficially owned by all "named" officers.



 Name of Director            Age  Director    Term     Business Experience                            Number of     Percentage of
                                   Since       Ends                                                    Shares        Total Shares
                                                                                                                     outstanding
--------------------------- ------ ----------- -------- -------------------------------------------- ------------ -----------------
Douglas E. Anderson          47       1989      1999    Senior Vice President, Chase Manhattan          225            *
                                                        Bank
Barbara Bell                 46       1995      1998    President, Amelior Foundation (charitable       108            *
                                                        foundation)
Leon Ewing                   68       1973      1997    President, Ewing Bonding Agency                 2,320(1)       2.03%
Eugene Giscombe              56       1991      1999    President, Giscombe Henderson, Inc.             7,100          6.22
                                                        (property management firm)President, 103
                                                        East 125th Street Corporation (property
                                                        holding company)
Norman Jeffries              56       1989      1998    Fiscal Manager, Newark Preschool Council,       174             *
                                                        Inc.
Louis E. Prezeau             54       1989      1999    President and Chief Executive Officer,          11,363(2)       9.96
                                                        City National Bank of New Jersey and City
                                                        National Bancshares Corporation
Lemar C. Whigham             53       1989      1998    President, L & W Enterprises (vending           9,122(3)        7.99
                                                        machine operations)


Directors and executive                                                                                 33,234          29.12
officers as a group (9
persons)

(1) Includes 1,570 shares held by Mr. Ewing individually and 550 shares held jointly with his wife.
(2) Includes 603 shares held by his sons, 40 shares held by his daughter and 100 shares held by his wife.
(3) Includes 940 held by his wife.
 *  Less than 1%

Committees of the Board of Directors
All directors of the Corporation are also directors of the Bank. Regular meetings of the Corporation and the Bank are held monthly. Additional meetings are held when deemed necessary. In addition to meeting as a group to review the Corporation's business, certain members of the Board also devote their time and talents to certain standing committees. Because the Board of Directors of the Corporation has no committees, their functions were fulfilled by the committees of the Board of Directors of the Bank. Messrs. Anderson and Prezeau serve as ex-officio members of all committees except for the Audit/Examining Committee. Committee members, other than ex-officio members and principal functions of each committee are set forth below.

The Audit/Examining Committee of which Mr. Jeffries is chairperson, also consist of Messrs. Ewing and Whigham, meets with the independent accountants, reviews significant auditing and accounting matters, reviews the adequacy of the system of internal controls, and reviews examination reports of national and federal regulatory agencies and independent accountants.

The Loan and Discount Committee, of which Mr. Anderson is chairperson, also consists of Messrs. Ewing, Jeffries, Giscombe, Jeffries, Prezeau and Whigham and Ms. Bell, reviews all loan policy changes and loans approved by management, and approves loans over specific amounts.

The Investment Committee, of which Mr. Prezeau is chairperson, also consists of Messrs. Anderson, Ewing, Giscombe, and Whigham, reviews all investment policy changes, along with purchases and sales.

The Personnel/Director and Management Review Committee, of which Mr. Giscombe is chairperson, also consists of Messrs. Jeffries and Whigham and Ms. Bell, deals in broad terms with personnel matters and reviews director and officer compensation.

The Building and Grounds Committee, of which Mr. Ewing is chairperson, also consists of Messrs. Giscombe, Prezeau and Whigham, meets to consider branch expansion and matters concerning Corporation premises.

During 1996, the Board of Directors held 12 regular monthly meetings. A quorum was present at all meetings. No incumbent director attended fewer than 75% of the meetings held by the Board and Committees of which such director was a member. In addition, during 1996, the Audit/Examining Committee held four meetings, the Loan and Discount Committee held 12 meetings, the Investment Committee held four meetings, the Personnel/Director and Management Review Committee held two meetings and the Building and Grounds Committee held one meeting.

Each director of the Corporation receives an annual retainer of $1,500 and a $350 fee for each board meeting attended except for the Chairperson, who receives $500, and the Secretary who receives $450. Audit Committee members receive $150 for each meeting attended, while members of other committees receive $125 for each committee meeting attended, except for the chairperson, who receives $175 for each committee other than the Loan and Discount Committee, for which the chairperson fee is $225.

Directors Retirement Plan
In November, 1996 the Bank established a non-qualified retirement plan for directors. Benefits will be funded by a bank-owned life insurance policy. The plan provides for benefits commencing the later of 2001 or when the director reaches age 65, equal to 50% of the director's final year board fees. The benefits terminate after ten years and are payable to the named beneficiary upon the death of a director prior to the ten-year payment period.

                             EXECUTIVE COMPENSATION
The following table sets forth the compensation of the Chief Executive Officer, the only executive officer with annual compensation in excess of $100,000 during 1996.

                           Summary compensation table
                                                    Annual Compensation                             Long-term Compensation
Name and                                                                           Other                    Options/
Principal Position                           Year       Salary       Bonus   Compensation(1)        SARs (number of shares)
------------------------------------------------------------------------------------------------------------------------------------

Louis E. Prezeau                             1996     $125,000    $ 27,500     $ 6,102 (2)                 -
  President and Chief Executive Officer,     1995      125,000      30,000       6,733 (2)                 -
  City National Bancshares Corporation       1994      125,000      18,000       7,223 (2)                 -
  and City National Bank of New Jersey

(1) Perquisites and other personal benefits paid to any named executive officer did not exceed the lesser of $50,000 or 10% of the annual salary and bonus reported in the table for that individual and are, therefore, not presented.
(2) Includes payments made under the Corporation's profit sharing plan of $2,197, $2,813, and $3,327 in 1996, 1995, and 1994, respectively, and insurance premiums paid on a life insurance policy on the life of Mr. Prezeau of $3,905, $3,920, and $3,896 in 1996, 1995, and 1994,
     respectively.
(3)  Represents payments made under the Corporation's profit sharing plan.

Set forth below are the executive officers of the Corporation or the Bank.

                                        In Office
Name                           Age          Since     Office and Business Experience
------------------------------------------------------------------------------------------------------------------------------------

Louis E. Prezeau                54           1989     President and Chief Executive Officer, City National Bancshares Corporation
                                                      and City National Bank of New Jersey

Stanley Weeks                   40           1994     Senior Vice President and Senior Lending Officer City National Bank of New
                                                      Jersey1984-1994, Vice President, First Fidelity Bank, N.A.

Edward R. Wright                51           1994     Senior Vice President and Chief Financial Officer, City National Bancshares
                                                      Corporation and City National Bank of New Jersey1978-1994, Executive Vice
                                                      President and Chief Financial Officer, Rock Financial Corporation


Employment agreements
The Corporation has an employment agreement with Mr. Prezeau expiring May 23, 1997 which provides for an annual base salary of $125,000 in addition to performance and other bonuses payable in either cash or common stock of the Corporation.

The agreement also provides that Mr. Prezeau may terminate his employment if there is a change in control of the Corporation which does not receive prior approval from the Corporation's Board of Directors or if the stockholders of the Corporation fail to elect Mr. Prezeau as a director of the Corporation at any time during which his employment agreement remains in effect. In these instances, Mr. Prezeau is entitled to accrued but unpaid salary and bonus. In the event Mr. Prezeau's employment is terminated by the Corporation and the Bank without cause, or Mr. Prezeau's employment expires and the Corporation and the Bank fail to renew the employment agreement on substantially the same terms, Mr. Prezeau is entitled to received an amount equal to his then current annual salary.

The agreement also granted Mr. Prezeau the option to purchase at any time during his employment up to 3,000 shares of the Corporation's common stock at an option price of $15.00 per share, subject to adjustments for certain events, such as stock dividends and splits. During 1996, Mr. Prezeau exercised his option to purchase 3,000 shares.

                          TRANSACTIONS WITH MANAGEMENT
A director of the Corporation had a loan with the Bank in 1996. This loan was on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with others and did not involve more than the normal risk of collectability or present other unfavorable features. The Bank may have similar transactions in the future.

                                   PROPOSAL 2
               PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION
                      TO AUTHORIZE NON-VOTING COMMON STOCK

The Board of Directors has unanimously approved and declared advisable an amendment to the Company's Articles of Incorporation, as amended, which would authorize one million shares of Class A common stock, $.01 par value per share (the "Class A Common Stock"). The proposed amendment would amend Article III, Sections 3.1 and 3.2 of the Company's Articles of Incorporation to read in their entirety as follows:

                           " 3.1 General.  The total number of shares of capital
                  stock which the Corporation shall have authority to issue is one million five hundred thousand (1,500,000), of which four hundred thousand (400,000) shall be common stock of $10 par value per share, one million (1,000,000) shall be Non-voting Class A Common Stock, par value, $.01 per share ("Class A Common Stock"), and one hundred thousand (100,000) shall be preferred stock. The authorized but unissued shares of capital stock shall be available for issuance and sale at any time and from time to time, either in whole or in part, and, subject to any limitations contained herein, upon such terms and conditions and for such consideration as may be provided by the Board of Directors of the Corporation in accordance with the laws of New Jersey and its Articles of Incorporation.

                           3.2 (A) Common Stock. At every meeting of the stockholders of the Corporation (or with respect to any action by written consent in lieu of a meeting of stockholders), each share of Common Stock shall be entitled to one vote.

                          (B) Class A Common  Stock.  Holders of Class A Common
                  Stock shall not have any voting rights on any matters (including without limitation the election of directors) except to the extent required under applicable law. The Class A Common Stock shall be in all respects identical to the Common Stock (except with respect to voting rights), including without limitation, rights to dividends and distributions and treatment in a merger, reorganization, recapitalization or similar corporate event except that, (i) in the case of dividends payable in cash, each share of Class A Common Stock shall receive an amount equal to 110% of the cash dividend paid with respect to a share of Common Stock, and (ii) in the case of dividends or other distributions payable in stock of the Corporation, including distributions pursuant to stock splits or dividends, only shares of Class A Common Stock shall be distributed with respect to the Class A Common Stock.

The Common Stock and the Class A Common Stock will be identical in all respects, including, without limitation, rights to dividends and distributions and treatment in a merger, reorganization, recapitalization or similar corporate event, except that (a) each share of Common Stock will be entitled to one vote on all matters submitted to stockholders and each share of Class A Common Stock will have no voting rights (including with respect to the election of directors) except to the extent required by applicable law, (b) in the case of dividends payable in cash, each share of Class A Common Stock shall receive an amount equal to 110% of the cash dividend paid with respect to a share of Common Stock, and (c) in the case of dividends or other distributions payable in stock of the Company, including distributions pursuant to stock splits or dividends, only shares of Class A Common Stock will be distributed with respect to Class A Common Stock.

Although the Company has no present plans or commitments for any of the proposed Class A Common Stock, the Board of Directors believes that the issuance of such shares may prove to be advisable in the future, and the availability of shares of Class A Common Stock will provide flexibility in connection with future corporate transactions, including recapitalizations, acquisitions, financings, stock dividends, employee benefit plans or other corporate purposes. More specifically, the Company may issue the Class A Common Stock instead of Common Stock in certain instances where the Company's status as a minority-controlled entity may be compromised. Stockholders have no preemptive right to purchase any of such authorized but unissued shares of Common Stock or Class A Common Stock which may be issued.

An unintended effect of the increase in the Company's authorized stock will be to strengthen the Board of Directors' ability to fend off hostile takeovers. The Company is not aware of any existing hostile takeover proposals nor is it the intention of the Company's management to strengthen the Company's defenses against a potential hostile takeover. Stockholders must be aware that in the event that all or a substantial number of additional shares are issued, existing stockholders may suffer immediate and substantial dilution of their interest in the Company and have a potential decrease in the valuation of their stock.

If this proposal is approved, shares of the Class A Common Stock may be issued without further authorization by the Company's stockholders.

The affirmative vote of the holders of the majority of all outstanding shares of Common Stock entitled to vote at the meeting is required to adopt the proposed amendment to the Articles of Incorporation increasing the number of authorized shares of capital stock and authorizing the Class A Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AUTHORIZATION AND APPROVAL OF THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION.

                                   PROPOSAL 3
                       APPOINTMENT OF INDEPENDENT AUDITORS
KPMG Peat Marwick LLP, Certified Public Accountants, served as the independent auditors for the Corporation for the year ended December 31, 1996. Services provided included the examination of the consolidated financial statements and preparation of the tax returns.

The Board of Directors of the Corporation has appointed KPMG Peat Marwick LLP as the independent auditors for the Corporation and the Bank for the fiscal year 1997. Stockholder ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the stockholders on the appointment. The Board of Directors may reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the Meeting is required for ratification.

Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting and will be allowed to make a statement if they so desire. Additionally, they will be available to respond to appropriate questions from stockholders during the Meeting.

The Corporation has been advised by KPMG Peat Marwick LLP that the firm and its partners have no direct financial interest and no material indirect financial interest in the Corporation or the Bank.

                              STOCKHOLDER PROPOSALS
Stockholders who intend to present proposals at the 1998 Annual Meeting of Stockholders must present written proposals to the Corporation by December 21, 1997, for inclusion in the Corporations' proxy statement.


                                  OTHER MATTERS
Management knows of no other business scheduled for consideration at the Annual Meeting. Should any matter properly come before the Meeting or any adjournment thereof, it is intended that proxies will vote in accordance with their own judgment.

                            By order of the Board of Directors


April 21, 1997                         Lemar C. Whigham
                                            Secretary